PROTOCOLE D'ACCORD	AGREEMENT
Entre	**Between**
(1) **African Agriculture, Inc.**, société de droit américain du Delaware, enregistrée sous le numéro 5721264, ayant comme agent CORPORATION SERVICE COMPANY, 251 Little Falls Drive, Wilmington, New Castle, DE 19808, États-Unis et ayant ses bureaux à 445 Park Avenue, 9th Floor, New York, NY 10022, États-Unis, représentée par son Président Directeur, Alan Kessler,	(1) **African Agriculture, Inc.** a Delaware corporation, registered under number 5721264, having as its agent CORPORATION SERVICE COMPANY, 251 Little Falls Drive, Wilmington, New Castle, DE 19808, United States of America, and having its offices at 445 Park Avenue, 9 [th]Floor, New York, NY 10022, United States of America, represented by its President and Chief Executive Officer, Alan Kessler
(2) **Agro Industries Corp.**, société de droit des Îles Caïmans, sous le numéro 331695, dont le siège social est sis au 2nd Floor, Strathvale House, 90 North Church Street, George Town, Grand Cayman, P.O. Bow 1103 KY1-1102 Îles Caïmans, represented by its Director, Chris Narborough	(2) **Agro Industries Corp.**, a company incorporated in the Cayman Islands, under company number 331695, with registered offices at 2nd Floor, Strathvale House, 90 North Church Street, George Town, Grand Cayman, P.O. Box 1103 KY1-1102 Cayman Islands, représentée par son Directeur, Chris Narborough
(ci-après, les « **Sociétés** »)	(hereinafter, "**The Companies**")
D'une part,	On the one hand,
Et	**And**
(3) **La commune de Ingall**, collectivité territoriale de la République du Niger, représentée par son Maire, Nafa Roueba ;	(3) **The municipality of Ingall**, a territorial collectivity of the Republic of Niger, represented by its Mayor, Nafa Roueba;
(ci-après « **la Commune** »)	(hereinafter the "**Municipality**")

D'autre part, (Ci-après les « **Parties** »)	On the other hand, (hereinafter the "**Parties**")
Il est exposé ce qui suit :	The following is stated:
1. La Commune d'Ingall est une collectivité territoriale de la République du Niger dotées de la personnalité juridique et jouissant de la libre administration et de l'autonomie financière tel que stipulées par la Loi n°2008-42 du 31 juillet 2008 relatives à l'organisation et l'administration du territoire de la République du Niger et l'Ordonnance n°2010-54 du 17 septembre 2010 portant code général des collectivités territoriales de la République du Niger.	1. The Municipality of Ingall is a territorial community of the Republic of Niger endowed with legal personality and enjoying free administration and financial autonomy as stipulated by Law n°2008-42 of July 31, 2008 relating to the organization and administration of the territory of the Republic of Niger and Ordinance n°2010-54 of September 17, 2010 on the general code of territorial communities of the Republic of Niger.
2. Dans le cadre de la mise en œuvre des plans du développement local et de son terroir, tout en respectant les orientations générales de l'État en matière économique, sociale et culturelle, la Commune sous signée décide de nouer un partenariat exclusif objet de la présente convention avec les « **Sociétés** ».	2. Within the framework of the implementation of the plans of local development and its territory, while respecting the general orientations of the State in economic, social and cultural matter, the undersigned Municipality decides to establish an exclusive partnership object of the present convention with "the **Companies**".

3. La société « AFRICAN AGRICULTURE » est une société de droit américain incorporée au Delaware, spécialisée dans l'Agro-industrie, partenaire de l'USAID Finance and Investment Network et travaille avec la banque américaine EXIM. Elle est présente dans la sous-région pour développer des partenariats avec des collectivités territoriales afin d'effectuer des investissements de grande ampleur dans la valorisation du potentiel hydro-agricole de la zone concernée.	3. "AFRICAN AGRICULTURE" is a company incorporated in Delaware under U.S. law, specializing in agribusiness. It is a partner of the USAID Finance and Investment Network and works with the American bank EXIM. It is present in the sub-region to develop partnerships with local authorities in order to make large-scale investments in the development of the hydro-agricultural potential of the area concerned.
4. AGRO INDUSTRIES est une des sociétés leaders dans le domaine agricole en Afrique, propriétaire à 100% de la société sénégalaise Les Fermes de la Teranga, qui opère la plus grande ferme du Sénégal, avec 25.000 hectares de terres agricoles dans la région de St Louis.	4. AGRO INDUSTRIES is one of the leading agricultural companies present in Africa, 100% owner of Fermes de la Teranga, a Senegalese company operating the largest farm in Senegal with 25,000 hectares prime farming land in St Louis.
5. Elle vise également à contribuer à la réduction du déficit de la balance commerciale du Niger et à la réalisation de l'autosuffisance alimentaire nationale par l'amélioration des niveaux productivité et de compétitivité dans terroirs d'intervention. Par ses	5. It also aims to contribute to the reduction of Niger's trade balance deficit and to the achievement of national food self-sufficiency by improving productivity and competitiveness levels in the areas of intervention. Through its commitments,

engagements, les « **Sociétés** » entendent s'inscrire dans la dynamique de développement territorial. 6. Le présent accord est établi à cet effet pour préciser les modalités d'opérationnalisation des engagements de chaque Partie ainsi que les conditions de mise en œuvre de l'accord final.	"**the Companies**" intend to be part of the dynamics of territorial development. 6. The present agreement is established to this effect to specify the modalities of operationalization of the commitments of each Party as well as the conditions of implementation of the final agreement.
Pour ce faire, il a été convenu et arrêté ce qui suit : **<u>Article 1</u> : Création d'une société de droit nigérien** Les « **Sociétés** » vont créer une société de droit nigérien en charge du projet qui exploitera les terres en vertu du décret à intervenir. **<u>Article 2</u> : Objet de l'Accord** 2.1. Le projet portera sur la plantation d'un minimum d'un million (1.000.000) d'hectares d'arbres afin d'optimiser la production de crédits carbone dans une zone à préciser d'un commun accord des Parties avec accès à un aquifère souterrain à des fins d'irrigation pour	**To this end, the following has been agreed and determined:** **<u>Article 1</u>: Creation of a company under Nigerien law** "**The Companies**" will create a company under Nigerien law in charge of the project which will exploit the land under the decree to be issued. **<u>Article 2</u>: Purpose of the Agreement** 2.1. The project will involve the planting of a minimum of one million (1,000,000) hectares of trees to optimize the production of carbon credits in an area to be mutually agreed upon by the Parties with access to an underground aquifer for irrigation purposes for the sale of

la vente d'empreinte carbone ainsi que les droits d'usage et d'eau.	carbon footprints as well as water and usage rights.
2.2. La Commune va également allouer un terrain additionnel de cent mille (100.000) hectares de terres dans des zones favorables pour la production à titre commercial pour la consommation locale et industrielle de la luzerne (ou tout autre produit de biomasse) à grande échelle à l'issue des études hydrogéologiques et études des sols.	2.2. The Municipality will also allocate an additional one hundred thousand (100,000) hectares of land in favorable areas for commercial production for local and industrial consumption of alfalfa (or other biomass products) on a large scale following hydrogeological and soil studies.
2.3. Les « **Sociétés** » bénéficieront des droits exclusifs d'exploitation des sols pour des projets agricoles impliquant la luzerne (ou tout autre produit de biomasse) et pour les projets environnementaux de vente de crédits carbones, ainsi que le droit d'usage des eaux souterraines, pour une durée de 49 ans sur et sous les zones allouées en vertu des articles 2.1 et 2.2 (ci-après, les « **Zones** »).	2.3. "**The Companies**" will be granted exclusive exploitation rights over the land for agricultural projects involving alfalfa (or any other biomass products) and environmental projects involving the sale of carbon credits, as well as rights to use the subsurface water for forty-nine (49) years over and under the areas of land allocated as described above in sections 2.1 and 2.2 (hereafter, the "**Areas**").
2.4 Une superficie initiale de vingt-cinq mille (25.000) hectares répartis sur un ou plusieurs terrains est nécessaire de manière urgente pour le démarrage des travaux pilotes.	2.4. An initial area of twenty-five thousand (25,000) hectares spread over one or more plots of land is urgently needed for the start of the pilot works.
2.5. Une autre superficie à déterminer d'un commun accord des parties sera aménagée par les « **Sociétés** » au profit des populations pour	2.5. Another area to be determined by mutual agreement of the parties will be developed by "**The Companies**" for the benefit of the

le maraichage en vue d'exploitation de plusieurs spéculations agricoles telles que l'oignon, la pomme de terre, la tomate, le poivron entre autres.	populations for market gardening with a view to exploiting several agricultural speculations such as onions, potatoes, tomatoes, peppers among others.
Article 3 : Carte de situation du périmètre agricole des « Sociétés » Il sera délimité les contours des Zones allouées au projet, listé les villages et hameaux polarisant les Zones affectées au niveau de la Commune et identifié les parcours de bétail et pistes de production impactées directement, par l'activité.	**Article 3: Map of the location of the agricultural perimeter of "The Companies"** The boundaries of the Areas allocated to the project will be delineated, the villages and hamlets polarizing the affected Areas will be listed at the level of the Municipality and the cattle runs and production tracks directly impacted by the activity will be identified.
Article 4 : Obligations de la Commune La Commune s'engage à, selon les procédures administratives appropriées : a. Mettre à la disposition des **« Sociétés » pour son exploitation exclusive dans les limites prévues à** l'article 2.3 les superficies : o d'un million (1.000.000) hectares attribués pour une plantation d'arbres ;	**Article 4: Obligations of the Municipality** The Municipality undertakes to, in accordance with the appropriate administrative procedures: a. Put at the disposal of **"The Companies" for its exclusive exploitation as provided in Section 2.3** the areas: o of one million (1,000,000) hectares allocated for tree planting; o of one hundred thousand (100,000) hectares for the

o de cent mille (100.000) hectares pour la culture de la luzerne ou toute autre produit de biomasse ;	cultivation of alfalfa or any other biomass product;
b. Faire un délimité des Zones ciblées pour le projet après l'étude hydrogéologique et l'études de sols et la détermination des coordonnées géographiques par des experts ;	b. To make a delineation of the targeted Areas for the project after the hydrogeological and soil studies and the determination of the geographical coordinates by experts;
c. Faciliter la collaboration des « **Sociétés** » avec les organisations de producteurs ou toute autre entité qui pourrait contribuer à la réalisation de ses objectifs de reboisement et de production ; et	c. Facilitate "**The Companies**"' collaboration with producer organizations or any other entity that could contribute to the achievement of its reforestation and production objectives; and
d. Mettre en place par arrêté du Maire, un comité de suivi qu'il préside et composé du bureau du conseil municipal, des députés nationaux de la Commune ou du département, de deux représentants des « **Sociétés** », des chefs de tribus, du représentant de la Direction Régionale de l'Environnement pour veiller au respect des stipulations de la présente convention. Ce comité produira un rapport annuel d'évaluation que le	d. To set up, by order of the Mayor, a monitoring committee which he will chair and which will be composed of the office of the municipal council, the national deputies of the Municipality or the department, two representatives of "**The Companies**", the tribal chiefs, the representative of the Regional Direction of the Environment in order to watch over the respect of the stipulations of the present convention. This committee will produce an annual evaluation report that the municipal council can use to decide on the continuation of the collaboration.

conseil municipal pourra exploiter pour décider de la suite de la collaboration.	
Article 5 : Obligations des « Sociétés »	**Article 5: Obligations of "The Companies"**
5.1. Les « **Sociétés** » s'engagent à :	5.1. "**The Companies**" undertake to:
a. Mettre en valeur les Zones affectées dans le respect du Plan d'Occupation et d'Affectation des Sols de la Commune, et des lois en vigueur ;	a. Develop the affected Areas in compliance with the Land Use and Assignment Plan of the Municipality, and with the laws in force;
b. Assister la population locale dans le développement des terres mises a disposition en vertu de l'article 2.4 pour le maraichage en vue de l'exploitation agricole, la culture fourragère et la culture maraîchère ;	b. To assist the local population in the development of land made available under section 2.4 for market gardening for farming, fodder cultivation and market gardening;
c. Aménager les aires de pâturages existantes et les points d'eau pour le bétail existants en permettant un accès facile aux animaux ;	c. Develop existing grazing areas and livestock watering points with easy access for animals;
d. Faciliter aux populations l'accès aux nouvelles technologies leur permettant d'améliorer leur niveau de vie ;	d. Facilitate access to new technologies for the population to improve their standard of living;
	e. To give priority to the recruitment of local manpower taking into account the criterion of competence

e. Accorder la priorité de recrutement à la main d'œuvre locale en tenant en compte du critère de compétence et promouvoir les entreprises locales pour l'exécution de certaines tâches relevant de leurs compétences et services ;	and to promote local companies for the execution of certain tasks falling under their competences and services;
f. Aménager dans les deux premières années les pistes de désenclavement pour le projet, qui seront entretenues régulièrement à ses frais. Ces pistes emprunteront des trajectoires optimales par rapport aux villages des Zones couvertes par le projet qui bénéficient de droit de passage et pourront être utilisées par la population locales sans perturber les opérations des « **Sociétés** » ;	f. Develop in the first two years the access roads for the project, which will be regularly maintained at its expense. These tracks will follow optimal trajectories in relation to the villages of the Areas covered by the project which benefit from right of way and can be used by the local population without disturbing the operations of "**The Companies**";
g. Accompagner les populations de la Commune allouant les terres aux « **Sociétés** » dans la mise en place des projets sociaux (construction de salles de classes, des cantines scolaires avec dortoirs, dotations de fournitures scolaires, réhabilitation et/ou construction des lieux de culte, construction et équipement de cases de santé, de centre de santé de référence	g. Accompany the populations of the Municipality allocating land to "**The Companies**" in the implementation of social projects (construction of classrooms, school canteens with dormitories, provision of school supplies, rehabilitation and/or construction of places of worship, construction and equipment of health huts, equipped reference health center, drinking water points for the populations) ;

équipé, de points d'eau potable pour les populations) ;	
h. Engager de nombreuses ressources dans le développement du secteur universitaire local, notamment en faisant appel à des universités américaines pour la formation et le développement, en construisant des logements à bas prix pour les employés des « **Sociétés** » et en développant l'énergie solaire pour la production d'électricité, entre autres ;	h. Committing many resources to the development of the local university sector, including engaging U.S. universities for training and development, building low-cost housing for "**The Companies**" employees, and developing solar power for electricity generation, among others ;
i. Développer au cours des trois premières années du projet toutes les pépinières, et toutes les incubations associées, pour les arbres, les arbustes et la croissance des plantes, nécessaires à la culture réussie d'un programme mature de séquestration du carbone, entièrement construit et doté d'un personnel local ;	i. Develop in the first three years of the project all the nurseries, and all associated incubation, for the tree shrubs and plant growth, necessary for the successful cultivation of a mature carbon sequestration program, fully built and staffed by local employment,
j. Accorder un appui budgétaire soixante quinze millions (75.000.000) FCFA à partir de la première année de vente de crédit carbone comme appui budgétaire à la Région d'Agadez pour la mise en place de projets sociaux et plus particulièrement pour	j. To grant seventy five million (75,000,000) FCFA francs from the first year of carbon credit sales as budgetary support to the Agadez Region for the implementation of social projects and more particularly for education and training for women; and
	k. To pay to the Municipality signatory of the present Agreement an

l'enseignement et la formation à destination des femmes ; et	annual payment of fifty million (50,000,000) FCFA per year as a contribution to the Municipality's foundation for the training programme during the construction of the greenhouses and the plantation.
k. Verser à la Commune signataire du présent Accord un paiement annuel de cinquante millions (50.000.000) FCFA par an comme contribution à la fondation de la Commune pour le programme de formation pendant la construction des serres et de la plantation.	l. To pay to the Municipality signatory of the present Agreement, a total annual sum of six hundred and fifty million (650,000,000) FCFA ;
l. Verser à la Commune signataire du présent Accord, une somme annuelle totale de six cent cinquante millions (650.000.000) FCFA ;	m. Receive and make available to the monitoring committee for the implementation of the agreement, any information and documents that it may have requested in order to carry out its mission.
m. Recevoir et mettre à la disposition du comité de suivi de la mise en œuvre de la convention, toute information et tout document qu'il aurait demandé pour bien exercer sa mission.	5.2. The payment of fifty million (50,000,000) FCFA per year provided for in Article 5.1(k) will continue until the first year of the sale of carbon credits.
5.2. Le paiement de cinquante millions (50.000.000) FCFA par an prévu par l'article 5.1(k) se poursuivra jusqu'à la première année de vente des crédits carbones.	5.3. The payment of six hundred and fifty million (650,000,000) FCFA to the Municipality provided for in Article 5.1(l) shall be paid from the first year of the sale of carbon credits. The payment shall be made before the end of the first quarter of the year to participate

5.3. Le versement de six cent cinquante millions (650.000.000) FCFA à la Commune prévue à l'article 5.1(l) sera payée à partir de la première année de vente de crédit carbone. Le versement est payable avant la fin du 1er trimestre de l'année pour participer au fonctionnement de la commune et au plan d'investissement annuel. 5.4. En cas de force majeure, pour des raisons économiques, agronomiques, sanitaires ou naturelles, guerre ou acte de guerre, sabotage, insurrection, terrorisme, troubles civils ou réquisition, les « **Sociétés** » pourront négocier avec le comité pour revoir ses engagements pour l'année concernée.	in the operation of the municipality and the annual investment plan. 5.4. In the event of force majeure, for economic, agronomic, sanitary or natural reasons, war or act of war, sabotage, insurrection, terrorism, civil unrest or requisition, "**The Companies**" may negotiate with the committee to revise its commitments for the year concerned.
<u>Article 6</u> : Entrée en vigueur et durée de l'Accord 6.1. Le présent Accord entre en vigueur à la date de signature. 6.2. Le présent Accord est conclu pour une durée de quarante-neuf (49) ans (allocation exclusive des Zones conformément à l'article 2.3) renouvelable après évaluation du projet. 6.3. Le présent Accord restera en vigueur jusqu'à être remplacé par l'accord final qui sera conclu après les études hydrogéologiques, les	**<u>Article 6</u>: Entry into force and duration of the Agreement** 6.1. This Agreement shall enter into force on the date of signature. 6.2. This Agreement is entered into for a term of forty-nine (49) years (allocation of exclusive rights over the Areas as per Section 2.3) renewable after evaluation of the project. 6.3. This Agreement shall remain in effect until superseded by the final agreement to be entered into after the hydrogeological studies,

études de sol et la détermination des contours des Zones allouées au projet.	soil studies and determination of the boundaries of the Areas allocated to the project.
<u>Article 7</u> : **Acceptation des clauses / Avenant / Résiliation**	<u>Article 7</u>: **Acceptance of clauses / Amendment / Termination**
7.1. Les Parties acceptent l'ensemble des clauses ci-dessus qui ne pourront être ni amendées, ni modifiées jusqu'à ce qu'elles soient remplacées par l'accord final.	7.1. The Parties agree to all of the above clauses which may not be amended or modified until replaced by the final agreement.
7.2. Le présent Accord a une valeur engageante pour les Parties qui lui reconnaissent sa force exécutoire sans réserve.	7.2. This Agreement shall be binding on the Parties and shall be enforceable without reservation.
7.3. En cas de non-respect des engagements par l'une des parties, le bénéficiaire de cet engagement pourrait résilier le contrat après un préavis de six (06) mois.	7.3. In the event of non-compliance with the commitments by one of the parties, the beneficiary of this commitment may terminate the contract after giving six (06) months notice.
7.4. Le présent Accord peut être signé en un ou plusieurs exemplaires, dont chacun sera considéré comme un original, mais tous ensemble constitueront un seul et même instrument. La version anglaise de cet Accord sera la version originale, faisant foi et reflétant l'accord des Parties. En cas de contradiction entre la version anglaise de l'Accord et sa	7.4. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The English language version of this Agreement shall be the original, governing instrument and understanding of the Parties. In the event of any conflict between this English language version of the Agreement and the French translation, the English language version shall govern and control.

traduction en langue française, la version en langue anglaise fera foi.	
Article 8 : Droit applicable et Résolution des Litiges	**Article 8: Applicable Law and Dispute Resolution**
8.1. Le présent Accord est soumis au droit de l'État de New York (États Unis).	8.1. This Agreement shall be governed by the laws of the State of New York, United States.
8.2. La Commune et les « **Sociétés** » conviennent que tous différends découlant du présent Accord ou en relation avec celui-ci seront d'abord réglé à l'amiable par la voie de négociations pendant une durée maximale de 30 jours à partir de la notification du différend.	8.2. The Municipality and "**The Companies**" agree that all disputes arising from or in connection with this Agreement shall first be settled amicably through negotiations for a maximum period of 30 days from the notification of the dispute.
8.3. A défaut d'accord amiable à l'issue des négociations prévues à l'article 8.2, le différend fera l'objet d'une médiation sous la supervision du tribunal civil territorialement compétent en la matière, pendant une durée maximum de 30 jours à partir de la saisine du tribunal.	8.3. If no amicable agreement is reached at the end of the negotiations provided for in Article 8.2, the dispute shall be subject to mediation under the supervision of the civil court with territorial jurisdiction in the matter, for a maximum period of 30 days from the date of referral to the court.
8.4. A défaut d'un accord à l'issue de la médiation prévue à l'article 8.3, le différend sera tranché définitivement suivant le Règlement d'arbitrage de la Chambre de commerce internationale par un ou plusieurs arbitres nommés conformément à ce	8.4. If no agreement is reached at the end of the mediation provided for in Article 8.3, the dispute shall be finally settled in accordance with the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with those Rules. The place of arbitration shall be

Règlement. Le lieu de l'arbitrage sera Paris (France). La Commune renonce définitivement et irrévocablement à invoquer dans le cadre d'un différend en relation avec le présent Accord toute immunité de juridiction ainsi que toute immunité d'exécution.	Paris, France. The Municipality hereby irrevocably waives any immunity from jurisdiction and any immunity from enforcement in respect of any dispute arising out of this Agreement.

Done in Agadez, on ....

In three original copies

For the municipality of Ingall
Mayor,
Nafa Roueba

Fait a Ingall le 27 Novembre 2021

For AFRICAN AGRICULTURE
The President Director,
Alan Kessler

For Agro Industries Corp.
The Director,
Chris Narborough